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                                                                      EXHIBIT 99

[ARIAD LOGO]


                                                                    NEWS RELEASE

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FOR IMMEDIATE RELEASE                          CONTACT: Jay R. LaMarche
                                                        Chief Financial Officer
                                                        (617) 494-0400

                                                        Jennifer LaVin
                                                        Bridge Communications
                                                        (212) 554-4158

            ARIAD ISSUES $5.7 MILLION OF SERIES B PREFERRED STOCK TO
                             HOECHST MARION ROUSSEL

CAMBRIDGE, MA, JANUARY 7, 1999 -- ARIAD Pharmaceuticals, Inc. (Nasdaq: "ARIA") today announced that it has issued 478,120 shares of its Series B Preferred Stock to Hoechst Marion Roussel, Inc. ("HMR") and received proceeds of $5,747,000. This tranche of Series B Preferred Stock was issued in accordance with a predefined pricing formula and is convertible on a one-for-one basis into shares of ARIAD common stock.

In 1997, HMR purchased an initial 2,526,316 shares of the Series B Preferred Stock for $24 million in connection with the formation of the Hoechst-ARIAD Genomics Center, LLC. The joint venture agreement provided ARIAD with the option, beginning in 1999, to issue an additional $25 million in Series B Preferred Stock to HMR over the remaining term of the joint venture. This newly issued tranche providing ARIAD $5.7 million represents the first tranche of the option and is the amount available to ARIAD during 1999.

ARIAD Pharmaceuticals (www.ariad.com) is engaged in the discovery and development of orally administered therapeutics based on signal transduction technology. The Company is developing small-molecule drugs that block intracellular signaling pathways that play a critical role in major diseases, including osteoporosis and immune-related disorders. ARIAD is also developing ARGENT(TM), a proprietary regulated gene expression technology for orally activated protein therapy and cellular therapy.

Some of the matters discussed in this news release may be forward-looking statements that involve risks and uncertainties. Risks and uncertainties include, but are not limited to risks and uncertainties regarding the success of the Company's joint venture in functional genomics, as well as risks and uncertainties relating to economic conditions, markets, products, services and prices, and other factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements" in ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission.



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